UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
September 20, 2011

HEMISPHERX BIOPHARMA, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-27072	52-0845822
(state or other juris-	(Commission	(I.R.S. Employer
diction of incorporation)	File Number)	(Identification No.)

1617 JFK Boulevard, Philadelphia, Pennsylvania	19103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 988-0080

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

See Item 5.02 below.

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 20, 2011, the Company entered into an amended and restated employment agreement (the “Agreement”) with Dr. Ralph Christopher Cavalli, Ph.D., our Vice President, Quality Control since April 2010.  This Agreement expires on March 15, 2013, unless sooner terminated for cause, death or disability, or upon 30 days prior written notice by Dr. Cavalli.  The Agreement automatically renews for additional one year periods unless the Company or Dr. Cavalli provide notice of nonrenewal at least 90 days prior to the end of the then current term.  Dr. Cavalli’s base annual salary remains at $180,264 and is subject to annual cost of living increases.  He also is entitled to an annual performance bonus of up to 20% at the discretion of the Compensation Committee.  Further, pursuant to the Agreement, the Company is issuing to Dr. Cavalli non-qualified stock options to purchase up to 40,000 shares of the Company’s common stock, exercisable over a ten year period, vesting ratably over the eighteen month life of the Agreement, at an exercise price equal to 110% of the closing price of the Company’s common stock on the NYSE Amex on September 14, 2011, the day prior to the effective date of the Agreement.

Item 9.01.       Financial Statements and Exhibits.

(c) Exhibits:

10.1               Amended and Restated Cavalli Employment Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEMISPHERX BIOPHARMA, INC.

September 23, 2011	By:	/s/ William A. Carter
William A. Carter M.D.,
Chief Executive Officer